EXHIBIT 10.2

TRANSITION SERVICES AGREEMENT
by and among

THERON MARKETING LTDA.
as Service Recipient
and,
VDBN REPRESENTAÇÕES COMERCIAIS LTDA.
As Service Provider

M12 PARTICIPAÇÕES EMPRESARIAIS S.A
FERRAGENS NEGRÃO COMERCIAL LTDA.
As Intervening Parties

Dated as of 04 March 2024

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (“Agreement”), dated as of 04 March 2024, is entered into by and between:
(1)    THERON MARKETING LTDA., a company organized and existing under the Laws of Brazil, with headquarters in the city of São José dos Pinhais, State of Paraná, at Avenida Rui Barbosa, No. 6,226, Sala C, Afonso Pena, Zip Code 83045-350, enrolled with CNPJ/MF under No. 02.260.769/0001-74, herein represented pursuant to its corporate documents (“Company” or “Service Recipient”), and, on the other side,
(2)    VDBN REPRESENTACOES COMERCIAIS LTDA, a company organized and existing under the Laws of Brazil, with head office in the City of Guaiba, State of Rio Grande do Sul, at Santa Maria Street, Zip Code 92714-350, enrolled with the CNPJ/MF under No. 31.206.292/0001-47,herein represented by its undersigned legal representatives (“Service Provider”);
(Service Recipient and Service Provider are individually referred to as a “Party” and, jointly, as the “Parties”),
(3)    FERRAGENS NEGRÃO COMERCIAL LTDA., a company organized and existing under the Laws of Brazil, with headquarters in the city of Curitiba, State of Paraná, at Rua Professor Algacyr Munhoz Mader, No 2,800, CIC, Zip Code 81310-020, enrolled with CNPJ/MF under No. 76.639.285/0001-77 herein represented pursuant to its corporate documents ("Negrão"),
(4)    M12 PARTICIPAÇÕES EMPRESARIAIS S.A., a company organized and existing under the Laws of Brazil, with headquarters in the city of Curitiba, State of Paraná, at Rua Professor Algacyr Munhoz Mader, No. 2,800, Sala A, Cidade Industrial, Zip Code 81310-020, enrolled with CNPJ/MF under No. 39.838.596/0001-39, herein represented pursuant to its corporate documents (“M12”),
(Negrão and M12 are individually referred to as a “Intervening Party” and, jointly, as the “Intervening Parties”),
WHEREAS
(A)    On this date, WD-40 Holding Company Brasil Ltda. and M12, a related party of the Service Provider, entered into a Quota Purchase Agreement, pursuant to which, WD-40 Holding Company Brasil Ltda. agreed to acquire and purchase and M12 agreed to sell and transfer, subject to the conditions set forth therein, one hundred percent (100%) of the quotas issued by the Company (“QPA”);
(B)    The Company is engaged in the business of marketing services, commercialization, import, export and commercial representation of construction materials, machinery and equipment, electrical material, hardware and tools, paints, varnishes and similar products, lubricants, hygiene, cleaning and home maintenance, office supplies and stationery (“Business”);
(C)    Pursuant to the QPA, the Parties shall enter into a transition services agreement, by which the Service Provider shall provide, on a transitional basis for a determined period of time, certain services necessary for the continuity of the operation and management of the Business.
NOW, THEREFORE, considering the foregoing premises and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1    DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Definitions
Unless otherwise defined herein, the words, expressions and acronyms written in capital letters in this Agreement bear the meaning ascribed to them in the QPA.
1.2    Rules of Construction
1.2.1    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.
1.2.2    Unless otherwise specified, all recitals, article, section and exhibit references used in this Agreement are to recitals, articles, sections and exhibits to this Agreement, which are hereby incorporated by reference into this Agreement and form an integral part hereof, and any capitalized terms used in any such articles, sections or exhibits but not otherwise defined therein shall have the meaning as defined in this Agreement.
1.2.3    In the case of conflict or ambiguity between any provision contained in the body of this Agreement and any provision contained in any Exhibit to this Agreement, the provision in the body of this Agreement shall take precedence.
1.2.4    The term “includes” or “including” shall mean “including without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Use of the singular includes the plural and vice versa and words importing a gender include every gender.
1.2.5    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next Business Day. Any and all time period set forth in this Agreement shall be counted pursuant to article 132 of the Brazilian Civil Code.
1.2.6    References to any of the Parties hereto include their permitted successors and assigns and vice versa. References to statutory provisions include a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (whether before or after the date of this Agreement), any statute, statutory provision or subordinate legislation which it amends or re-enacts and any prior or subsequent subordinate legislation made under it.
1.2.7    Any reference to “ordinary course of business” shall be construed as the Business of the Company as a going concern in the ordinary and usual course of business, provided that in accordance with the applicable Law in all material respects: (i) consistent with past practice; or (ii) where there is no past practice, similar in nature, scope and magnitude to actions reasonably taken in the ordinary course of the normal day-to-day operations of other persons of the same economic size acting in the same industry in which the Company operates.

1.2.8    Reference to a given contract, agreement, instrument or document is a reference to that contract, agreement, instrument or document as validly modified, amended, supplemented and restated from time to time.
1.2.9    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
1.2.10    Reference to “costs” includes a reference to costs (including legal costs), charges and expenses of every description reasonably incurred by a Party.
1.2.11    Reference to a “person” includes any individual (including such individual’s executors or administrators), firm, company, corporation, corporate body, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, trust or foundation, or any association, partnership, limited liability company, unincorporated entity or investment fund.
1.2.12    Reference to “company” shall be construed so as to include any company, corporation, partnership, limited liability company, or other corporate body wherever and however formed or established.
1.2.13    Reference to something being “in writing” or “written” shall include any mode of reproducing words in any legible form, including by email if the email recipient thereof acknowledges receipt.
1.2.14    Any undertaking by a Party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that Party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.
1.2.15    Any reference to a time of day is to Curitiba time prevailing on the relevant day.
2    SERVICES
2.1    Transition Services
Pursuant to the terms and conditions provided in this Agreement, the Service Provider shall provide, or cause to be provided, to the Service Recipient and its designated Affiliates, during the Transition Period (as defined below), the transition services described in Exhibit 2.1, including any services that are ancillary to, or are otherwise necessary for the proper performance or receipt of, such transition services (“Services”).
2.1.1    Additional Transition Services
If the Service Recipient reasonably determines that additional services which (i) are not set forth in Exhibit 2.1, and (ii) are necessary to conduct the Business (each such service, an “Additional Service”), then the Service Recipient may, by written notice to the Service Provider, request that the Service Provider provide (or cause to be provided) such Additional Service. Upon receipt of such request by the Service Provider, the Service Provider shall (a) provide, or cause to be provided, any such Additional Service as if such Additional Service was provided to the Business during the Reference Period and (b) consider any request for Additional Services not provided during the Reference Period in good faith and will mutually discuss such request with the Service Recipient, including duration, service levels and additional associated fees (provided that the Additional Services are priced using a consistent pricing methodology with that used in pricing of other Services). If the Parties agree to the provision of such Additional Service, the Parties shall effect an amendment to Exhibit 2.1 setting forth the Additional Service and the terms and conditions for the provision of such Additional Service, and such Additional Service shall, as of such amendment to Exhibit 2.1, be deemed a “Service” for the purposes of this Agreement.
2.1.2    Standard of Services
The Service Provider shall provide each Service to the Service Recipient (i) at least substantially in the same manner, level of quality and time, skill, diligence, quality, scope and nature as such Services were provided, or caused to be provided, by the Service Provider or any of its Affiliates to the companies of their economic group during the term of the rendering of the Services (“Reference Period”), but in no event with less than reasonable skill and care, and (ii) in compliance with all applicable Laws. For the purposes of determining the manner, level of quality and time, scope and nature of any Service during the Reference Period, it shall be accounted any appropriate and reasonable modifications in manner of delivery of the Services made for security, confidentiality and data integrity reasons so long as such modifications do not adversely affect the manner, level of quality, scope and nature of the Services in any material aspect. If the performance of the Services requires overtime work by the employees of the Service Provider, such overtime shall be limited to two (2) hours per day per employee.
2.1.3    Service Level
(i)    The Service Provider shall provide the Services in accordance with the expected service level as described in Exhibit 2.1.3.
(ii)    Within 3 (three) months as of the date hereof, the Parties shall discuss the methodology to measure the service level and the applicable penalties in case of failure to provide the Services according to the service level described in Exhibit 2.1.3. The conclusion of the discussions shall be reflected in an amendment to this Agreement signed by the Parties.
2.1.4    Logistics Services
In relation to the logistics services described in Exhibit 2.1:
(i)    The Service Recipient acknowledges and approves the facilities, security, and surveillance systems at the storage location for safeguarding the products against theft, robbery and/or attacks on their integrity. The Service Recipient waives any reinforcement and/or changes to the existing security, storage and/or surveillance systems.
(ii)    The Service Recipient acknowledges that the Service Provider, at its sole discretion, may determine the storage location for the Service Recipient’s products in its warehouses based on internal organization and technical planning for optimal space utilization and asset security.

(iii)    The Service Provider is not liable for damages to the Service Recipient’s products caused by packaging failures, hidden defects or reasons not attributable to the Service Provider.
(iv)    The Service Provider's liability for damages is fully excluded if the products deposited by the Service Recipient have any form of contamination, even if hidden. The Service Recipient is responsible for contingency actions regarding any contamination.
2.2    Intellectual Property Rights
During the Transition Period, the Service Provider shall grant the right to use and a limited, non-exclusive, non-transferable, and terminable license to the Service Recipient of (a) all of its intellectual property rights necessary for the conduction of the Business (“IP Rights”) and (b) all of its Affiliates’ intellectual property rights and assets. The Service Recipient shall use the IP Rights only in connection with the Business.
2.3    Service Provider
2.3.1    The Service Provider shall render the Services through its employees, agents or contractors, in each case as reasonably acceptable to the Service Recipient.
2.3.2    The Service Provider may sub-contract Third Parties for the rendering of the Services under this Agreement upon prior written consent of the Service Recipient. In any case of sub-contracting, the Service Provider shall remain solely and exclusively liable for the fulfilment of the obligations under this Agreement by the sub-contracted third party, and provided that the Service Provider will enforce its rights and remedies, including indemnification obligations and obligations of the Third-Party service provider to comply with specified service levels and warranties, against any such Third Parties relating to the Services to the extent it would otherwise enforce such rights and remedies on behalf of itself or any of its Affiliates under similar circumstances relating to similar matters.
2.4    Determined Duration
This Agreement is executed with a determined term, as set forth in Section 10, being the Services rendered by the Service Provider on a transitional basis up to the Termination Date (as defined below) (“Transition Period”). Notwithstanding the above, each of the Services may be individually terminated by the Service Recipient in accordance with Section 10, prior to the end of the Transition Period, by giving the Service Provider at least one hundred eighty (180) days prior written notice, which notice shall specify the date as of which any such Services shall be discontinued.
2.5    Service Coordinators
The Service Provider and the Service Recipient shall each nominate a representative (each a “Service Coordinator”) to (i) be responsible for the day-to-day oversight of the provision or receipt of the Services respectively and (ii) act as the primary contact persons with respect to any issues arising out of or in connection with this Agreement or the performance of the Services. The initial Service Coordinators for the Service Provider and the Service Recipient in relation to each Service are identified in Exhibit 2.5.

2.5.1    Each Party may treat the actions of the other Party’s Service Coordinator in the context of the rendering of the Services as having been authorized by the other Party without further inquiry as to whether such Service Coordinator had authority to so act.
2.5.2    Each Party shall have the right at any time and from time to time to replace its Service Coordinator by written notice to the other Party setting forth the name of the individual who will replace such Service Coordinator and the date on which the replacement becomes effective.
2.5.3    Unless the Parties agree otherwise, the Service Coordinators shall meet at least once every month during the Transition Period to:
(i)    review the performance of the Services in the previous month; and
(ii)    consider any issues arising out of or in connection with the performance of the Services or this Agreement.
2.5.4    The Service Recipient may, directly or through its nominated Service Coordinator, at any time, examine, review and request information and/or clarification on the Services being provided by the Service Provider (especially the back office services listed in Exhibit 2.1). The Service Provider shall grant full access to the Service Recipient to audit the Services.
3    COOPERATION
3.1    Cooperation
The Parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services to carry out the intent of this Agreement. Subject to Section 3.2, such cooperation will include exchanging information and copies of data and records relating to the provision of Services, providing necessary access to people, equipment and systems, and obtaining and providing all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder, and providing mutual assistance with respect to actions necessary for the separation of the Business from the Service Provider.
3.2    Access and Confidentiality
While accessing any data processing or communications services or facilities of the other Party, each Party shall, and shall cause its Affiliates to, adhere in all material respects to the other Party’s corporate information and physical security policies (including policies with respect to protection of proprietary information and other policies regarding the use of computing resources) as in effect from time to time and provided to the accessing Party.
4    SERVICE CHARGES
4.1    Price and Payment
The fees relating to the Services to be paid by the Service Recipient to the Service Provider shall be calculated in accordance with (i) the volume of products received and shipped, in relation to the logistics Service, as described in item 6.1 of Exhibit 2.1; (ii) the executed tasks, in relation to the back office Services, as described in item 6.2 of Exhibit 2.1; and (iii) the systems applicable to the Services, in relation to the system Services, as described in item 7 of Exhibit 2.1 (“Service Fees”).
4.1.1    The Parties acknowledge that the Services Fees set out (i) in items 6.1 and 6.2 are indicative and shall vary depending on the hours dedicated to each Service; (ii) in item 7 will not be due if the logistics or back office Services are terminated, as applicable.
4.1.2    Until the 5th (fifth) Business Day of each month, the Service Provider shall provide to the Service Recipient an itemized debit note for the preceding month’s Service Fees, considering closed periods from 1st to the last day of each month, for review and approval by the Service Recipient. The Service Recipient shall pay the amount in full within ten (10) days of the date of the Service Recipient’s approval of the debit note (or the next Business Day following such date, if such tenth (10th) day is not a Business Day) to an account designated by the Service Provider. In case Service Recipient disagrees with the itemized debit note, the provisions of Section 4.3 shall apply.
4.1.3    The Service Recipient may withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law.
4.1.4    The Service Provider may protest any titles issued against invoices to the Service Recipient on the day following their due date if the payment by the Service Recipient is not verified.
4.1.5    The Parties acknowledge and agree that, following a termination of this Agreement pursuant to Section 10, with respect to a particular Service under Section 10.1.1(i), the Service Recipient shall no longer have any payment obligations pursuant to this Section 4.1 with respect to such Service and the Service Fees shall be adjusted accordingly.
4.1.6    In addition to the Service Fees, the Parties agree the following:
(i)    If an order or invoice for a product that is selected from a warehouse shelf to be shipped to a customer, is canceled, the Service Recipient shall pay to the Service Provider the same amount expended on expedition service related to the order or invoice mentioned above.
(ii)    Any volumes exceeding the contracted capacity and/or work by the Service Provider’s employees on Saturdays, Sundays and/or holidays require prior written approval by the Parties. Costs incurred will be mutually agreed upon and paid by the Service Recipient.
(iii)    Customizations in the Service Provider’s Warehouse Management System (WMS) are not included in the Services. Specific customizations required by the Service Recipient will be mutually agreed upon and paid by the Service Recipient.
(iv)    Any variations in volumes, assumptions, profiles and/or seasonality exceeding ten percent (10%) of the Service Recipient’s products must be previously notified to the Service Provider. The Service Provider may charge the exceeding amount, as agreed between the Parties and the Service Provider commits to meeting the contracted capacity within agreed-upon deadlines and quality standards.

(v)    Fees for volumes waiting for shipment at the dock are not included in the Services. All Service Recipient’s products will wait for transport in the storage area. If photos of the operation (receiving, warehousing, etc.) are requested, a fee of twenty-five Brazilian Reais (BRL 25.00) will be charged for three photos, billed on demand.
4.2    Taxes
4.2.1    Each Party shall be responsible for the calculation, assessment and payment of all Taxes for which it is liable in accordance with applicable Law, arising out of or as a result of this Agreement and the transactions contemplated hereby, unless otherwise expressly set forth in this Agreement. All payments pursuant to this Agreement shall be made in full without any set off, deduction or withholding whatsoever, save for such deductions or withholdings as are required by applicable Law.
4.2.2    The Service Recipient is responsible for the payment of the Taxes related to the Service Recipient’s products entrusted to the Service Provider for warehousing.
4.3    Disputed Invoices
If the Service Recipient discovers an error or omission in any invoice, or disagrees with any item or calculation set forth thereon, the Service Recipient shall provide to the Service Provider prompt written notice of such error, omission or disagreement, and the Parties shall work in good faith to resolve such dispute informally (i.e., without initiating legal action or a claim for indemnification under the QPA) for a period of at least thirty (30) days. The Service Provider shall continue performing the applicable Services in accordance with this Agreement notwithstanding any such dispute.
5    COVENANTS
5.1    Covenants and Obligations of the Service Provider
In addition to the obligations provided for in this Agreement, during the term of this Agreement, the Service Provider undertakes to, while providing the Services:
5.1.1    observe the applicable Law;
5.1.2    from the date hereof and through the Transition Period, maintain valid all the necessary licenses and authorizations for the development of the Business;
5.1.3    from the date hereof and through the Transition Period, maintain valid insurance policy covering civil liability for direct damages that may occur to Service Recipient’s goods during the provision of the contracted services;
5.1.4    inform the Service Recipient as promptly as possible but, in any case, no later than three (3) Business Days of any notices of Governmental Authority or other related notices (including summoning notices and extrajudicial notices) which may be related to the rendering of the Services by the Service Provider; and
5.1.5    assume any and all social security, tax and labor liabilities in relation to the Service Provider’s employees involved in the rendering of the Services.
5.2    Covenants and Obligations of the Service Recipient

In addition to the obligations provided for in this Agreement, during the term of this Agreement, the Service Recipient undertakes to:
5.2.1    timely pay the Service Fees as determined in Section 4.1; and
5.2.2    provide the Service Provider’s Representatives access to the locations of the Service Recipient, as necessary to provide the Services.
5.2.3    notify the Service Provider with thirty (30) days advance notice of changes in the projected annual volume forecast delivered by the Service Recipient to the Service Provider.
5.3    Intellectual Property Ownership
5.3.1    Except as provided herein, the Parties agree that this Agreement and provision or receipt of services hereunder shall not grant to any Party any rights to any other Party’s intellectual property.
5.3.2    Without prejudice to the provisions of Section 5.3.1 above, the Service Provider represents and warrants that it is the legitimate owner of all IP Rights, which are free and clear of any lien.
6    REPRESENTATIONS, WARRANTIES OF THE PARTIES
6.1    Representations and Warranties of the Parties
Each Party hereby represents and warrants to the other Party that, on the date hereof (“Representations and Warranties”):
6.1.1    Organization
Each Party is validly existing and duly incorporated under the Laws of its jurisdiction.
6.1.2    Power and Authorization
The Parties have all necessary power and authority to enter into and perform its obligations under this Agreement which constitute legal, valid, binding and enforceable obligations in accordance with their respective terms.
6.1.3    No Violation
The entering into and performance by the Parties of its obligations under this Agreement shall not: (i) conflict with or result in a breach of any provision of their constitutional documents; or (ii) conflict with or result in a breach of any Law, or of any order, judgement, arbitration decision or decree of any court or governmental, administrative or regulatory body or agency to which it is party or by which it is bound; (iii) result in the limitation in their capacity to dispose of its property and assets. No third-party consent, registration, declaration or filing with any Governmental Authority or other person is required to be obtained or made by or with respect to the Parties in connection with the execution and performance of this Agreement.
6.1.4    Insolvency
No insolvency proceedings have commenced in relation to the Parties.

6.1.5    Anti-Corruption Law
The Parties and their Representatives and Affiliates, including, to their best knowledge, any third parties which have already acted in their behalf or in their benefit: (i) know and fully abide to the anti-corruption Law and, in relation to an entity, have established policies and adequate procedures to promote and ensure the anti-corruption Laws compliance; (ii) have not committed any act which has violated the anti-corruption Laws; (iii) have not made and shall not make any promises of payment of any amounts or any gifts, in exchange or not, to a public official of any undue benefit in relation to its business or in relation to the business of its Affiliates; (iv) have abided by and still abide to all prevention and compliance measures demanded by the anti-corruption Laws and have no knowledge of any demand, summoning, notification or denunciation made in relation to them which involves them in violations to the anti-corruption Laws. The Parties have not conducted or initiated any internal investigation, nor have disclosed, voluntarily or on demand by a Governmental Authority, any alleged act or omission in relation to a violation of the anti-corruption Laws. The Parties and their respective Affiliates and, to their best knowledge, their Representatives, including any third parties which have already acted on their behalf or to their benefit, have not been notified, solicited or summoned in relation to a violation or potential violation of the provisions of this Section.
7    INDEMNIFICATION
7.1    The Service Provider shall indemnify the Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, any and all Losses incurred or suffered by the Service Recipient Indemnitees in connection with the receipt of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of the Service Provider, any of its Affiliates or any of its or their respective officers, directors or employees, or (ii) the violation of any applicable Law by the Service Provider with respect to this Agreement or (iii) the Service Provider’s breach of this Agreement.
7.2    Each of the Parties agrees to use its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
7.3    The procedure specified in Section 6 (Indemnity) of the QPA apply with respect to any indemnification claims under this Section 7.
8    CONFIDENTIALITY
8.1    Except as provided below, all data and information disclosed between the Service Provider and the Service Recipient pursuant to this Agreement, including information relating to or received from third parties and any Service Recipient’s data, are deemed Confidential Information (as defined in the QPA, subject, for the avoidance of doubt, to the limitations set forth in Section 8 (Confidentiality and Announcements) of the QPA). A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the Party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of one (1) year from the termination or expiration of this Agreement or, with respect to any trade secrets and Personal Data, indefinitely. The obligations of the Service Recipient and the Service Provider with regard to Confidential Information shall be governed by and set forth in Section 8 (Confidentiality and Announcements) of the QPA, which shall be deemed incorporated by reference herein. In addition, nothing herein shall be deemed to limit or restrict a Party from disclosing any Confidential Information in any action or proceeding by such Party to enforce any rights which such Party may have against the other Party; provided, that such Party shall, to the extent reasonable and not prejudicial to such Party’s rights, cooperate with the other Party to protect the confidentiality of such Confidential Information, whether by means of a protective order, production under seal or otherwise.
9    INDEPENDENT PARTIES AND EMPLOYEES
9.1    Independent Parties
The Parties agree that both are independent in relation to each other, and no Party shall act, or indicate that it has powers to act, on behalf of the other Party. For all purposes hereof, Service Provider shall at all times act as an independent contractor and shall have no authority to represent the Service Recipient in any way or otherwise be deemed an agent, employee, representative, joint venture or fiduciary of the Service Recipient. Service Recipient shall not declare or represent to any third party that Service Provider shall have any power or authority to negotiate or conclude any agreement or to make any representation or to give any undertaking on behalf of the Service Recipient in any way whatsoever. Nothing in this Agreement shall constitute, or be considered in such a way, a partnership, joint venture or any kind of association between the Parties, nor shall be considered an employment relation, and no Party shall be considered to be a representative of the other Party or its administrators, employees, workers or nominees whatsoever.
9.2    No-Employment Relationship
9.2.1    At all times during the rendering of the Services, all Persons performing the Services hereunder (including any agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Service Recipient and shall not be construed as employees of the Service Recipient by virtue of such Services. Notwithstanding the above, the Parties acknowledge that certain services shall require the involvement of employees of the Service Recipient, under technical instruction of Service Provider. In that case, such Persons will remain directly linked to the Service Recipient, as well as, in case of an employment relationship, they will be solely managed by and subordinated to the Service Recipient and in no circumstance will be considered employee of Service Provider.
9.2.2    Except in relation to the employees of the Service Recipient that may be involved in the performance of the Services as set forth in Section 9.2.1 above, Service Provider shall be solely and exclusively liable for all obligations in relation to the Persons performing the Services, including but not limited to those of labor, civil and social security natures, and for any Taxes arising thereto. For the avoidance of doubt, the Service Recipient shall not be liable towards the Persons performing the Services (and/or any Governmental Authority or Third Parties), including for any damages, accidents or losses suffered by any of them and/or for payments of any nature due to any of them.
10    TERM AND TERMINATION
10.1    Duration of the Services
10.1.1    Termination Date
This Agreement shall take effect on the date hereof and remain valid for a period of three (03) years counted from the date hereof (“Termination Date”).
(i)    Notwithstanding the foregoing, except as provided for in Section 10.1.3, each of the Services listed in Exhibit 2.1 may be individually terminated by the Service Recipient by means of one hundred eighty (180) days prior notice to the Service Provider, informing that the Service Recipient no longer requires such specific Service. In any circumstance, the Service Recipient shall remain responsible for the payment of the Service Fees for the Services rendered and other associated costs until the termination of the rendering of such Services.
10.1.2    Early Termination
This Agreement may be terminated and at any time before the Termination Date.
(i)    upon the mutual written consent between the Parties;
(ii)    upon written notice by the Service Recipient delivered pursuant to Section 11.1 of this Agreement, (a) if the Service Provider fails to perform or otherwise breaches its obligation under this Agreement and fails to cure such breach within thirty (30) days from the date it receives notice of such breach from the Service Recipient;
(iii)    upon written notice by the Party delivered pursuant to Section 11.1 of this Agreement, if the other Party becomes insolvent, has its bankruptcy decreed or has approved a judicial reorganization or extrajudicial plan; and/or
(iv)    automatically in relation to a specific Service or all Services, after sixty (180) days from the notice given pursuant to Section 11.1 of this Agreement, by the Service Recipient informing Service Provider that it no longer requires Service Provider to perform any of the Services, provided that the Service Recipient shall pay the Service Fees for the Services effectively rendered until the date of termination pursuant to Section 4.1.5.
10.1.3    Penalty for Logistic Services Early termination
Notwithstanding the above, the Parties agree that if the Service Recipient decides to terminate Logistic Services listed in Exhibit 2.1 prior to the Termination Date, the Service Recipient shall pay to Service Provider a penalty in the amount resulting from the calculation below:
(Average Total Latest 3 month of Logistic Services Amount) X (Number of months until the Termination Date)

11    MISCELLANEOUS
11.1    Notices
11.1.1    All notices, requests, claims and other communications hereunder shall be in writing, in Portuguese and communicated to the receiving Party either by hand, or sent by registered mail, e-mail with confirmation of receipt or courier using an internationally recognized courier company and addressed as follows or to such other addresses as may from time to time be notified by any Party to the other Parties:
(i)    If to the Service Recipient:

Att: Gilberto José Faria
E-mail: gfaria@wd40.com

(ii)    If to the Service Provider:
At.: Mauro Saling
E-Mail: mauro@grupofn.com.br
A Party may from time to time notify the other Parties of any other person (or persons) or address (or addresses) for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.
11.2    Taxes, Costs and Expenses
Except as otherwise set forth in this Agreement, each Party shall bear its own Taxes, costs, fees, and expenses (including attorneys’ and advisors’ fees and expenses) incurred in connection with the negotiation, preparation, execution and performance of this Agreement.
11.3    Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assignees. No assignment shall release the assignor of its obligations or liabilities hereunder without the prior written consent of the other Party hereto, and no assignment shall occur without the prior written consent of the other Party; provided that any assignment in violation of the foregoing shall be null and void ab initio.
11.4    Severability
If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal, or unenforceable) shall in no way be affected, impaired, or invalidated, and to the extent permitted by applicable Law, any such provision shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the Parties before the determination of such invalidity or unenforceability. The Parties shall negotiate, in good faith, the replacement of the invalid, illegal or unenforceable provision for valid, legal and enforceable provisions the economic effect and other relevant implications of which are as close as possible to the economic effect and other relevant implications of the invalid, illegal or unenforceable provision.
11.5    Entire Agreement
Except as may be otherwise expressly set forth in a writing referencing this Section signed by the relevant Parties, this Agreement (including the Exhibits attached hereto) and the QPA (including its Exhibits) contains the entire agreement among the Parties and supersedes all prior agreements, understandings, arrangements, negotiations, or representations, written or oral, by or among the Parties with respect to the subject matter hereof.
11.6    Amendments
No amendment to any of the terms or conditions set forth in this Agreement shall be of any effect unless it is made in writing and signed by each of the Parties.
11.7    Waiver and Variation
In no event shall any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by Law, whether by conduct or otherwise, be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently. A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of each Party to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment, and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.
11.8    Governing Law
This Agreement shall be governed by and construed and enforced in accordance with the Laws of the Federative Republic of Brazil, without regard to the laws of any other jurisdiction. In accordance with Section 113, Paragraph 2nd, of the Brazilian Civil Code, the Parties expressly waive the applicability of Section 113, Paragraph 1st, Item IV, of the Brazilian Civil Code, or any equivalent wording in further updates of said statute, so that all sections of this Agreement are interpreted as they were drafted by all the executing Parties of the Agreement.
11.9    Arbitration
The Parties agree to use good faith efforts to resolve amicably any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. If within thirty (30) days after one Party notifies the other in writing of the existence of a dispute the Parties have not reach an amicable agreement, either Party may, at its option, submit the dispute to arbitration in accordance with Section 11.2 (Dispute Resolution) of the QPA, which shall apply to this Agreement mutatis mutandis.

In witness whereof, the Parties hereby agree that this Agreement shall be signed on the date hereof by a digital signature, being binding and effective in all its terms. The Parties also expressly recognize the electronic signatures made through the “DocuSign” platform as valid and effective, which guarantees the integrity and authenticity of this document, pursuant to articles 3 and 18 of Law No. 13.874/2019, article 2º-A, of Law No. 12.682/2012, articles 104 and 107 of the Brazilian Civil Code, and article 10, §2º of Provisional Measure nº 2,200-2/2001, as amended from time to time.
São Paulo, 04 March 2024.

[Signature page of the Transition Services Agreement entered into on 04 March 2024 by Theron Marketing Ltda. and VDBN Representações Comerciais Ltda, as Parties, and Ferragens Negrão Comercial Ltda and M12 Participações Empresariais S.A, as intervening parties]

Parties:

Theron Marketing Ltda.
/s/ Tiago Guttierres D’Amico
_______________________________________________________________

Name: Tiago Guttierres D’Amico Position: Officer

VDBN Representações Comerciais Ltda.
/s/ Myron Saling Junior                /s/ Mauro Antonio Saling
_______________________________________________________________

Name: Myron Saling Junior Position: Officer	Name: Mauro Antonio Saling Position: Officer

Ferragens Negrão Comercial Ltda.
/s/ Myron Saling Junior                /s/ Mauro Antonio Saling
_______________________________________________________________

Name: Myron Saling Junior Position: Officer	Name: Mauro Antonio Saling Position: Officer

M12 Participações Empresariais S.A.
/s/ Myron Saling Junior                /s/ Mauro Antonio Saling
_______________________________________________________________

Name: Myron Saling Junior Position: Officer	Name: Mauro Antonio Saling Position: Officer

Witnesses:

/s/ Rebeca Ferreira Rocha                /s/ Dov Gilvanci Levi Sousa

1. ________________________________ Name: Dov Gilvanci Levi Sousa I.D.: 2.229.982 (SSP/GO) CPF: 520.457.221-04	2. ________________________________ Name: Rebeca Ferreira Rocha I.D.: 38.719.536-1 (SSP/SP) CPF: 350.700.938-27

Exhibit 2.1
Technical Proposal / Proposta Tecnica Comercial

[OMITTED]

Exhibit 2.1.3
Logistic and Back Office Service Levels
[OMITTED]

Exhibit 2.5
Service Coordinators

[OMITTED]